Exhibit 10.1

Translation Note: The main body of this Investment Agreement and Schedule A have been translated into English from the Japanese originals. Schedule B was originally prepared in English and is reproduced herein in its original language.

INVESTMENT AGREEMENT

Oriental Land Innovations Co., Ltd. (the “Investor”) and LEIFRAS Co., Ltd. (the “Company”) hereby agree as follows as of November 5, 2026 (the “Execution Date”) with respect to the disposition by the Company of its treasury shares to the Investor (this “Agreement”).

Article 1 (Disposition of Treasury Shares)

1.	The Company shall dispose of 400,041 ordinary shares of the Company held by it (ordinary shares of the Company being referred to as the “Company Shares,” and such 400,041 shares being referred to as the “Treasury Shares”) to the Investor, and the Investor shall subscribe for the Treasury Shares, in accordance with the terms set forth in Schedule A, with November 27, 2026 as the payment date (the “Closing Date”) (such disposition, the “Treasury Share Disposition”). The amount payable for the Treasury Shares shall be JPY345 per share.

2.	The Investor and the Company shall enter into an agreement for the subscription of all of the Treasury Shares (the “Allotment and Subscription Agreement”) on a separately agreed date on or before the Closing Date. In accordance with this Agreement and the Allotment and Subscription Agreement, and pursuant to the procedures prescribed by the Companies Act and other Laws and Regulations, the Company shall dispose of the Treasury Shares to the Investor and the Investor shall subscribe for all of the Treasury Shares (the “Closing”). “Laws and Regulations” means domestic and foreign laws, orders, regulations, ordinances, treaties, guidelines, notices, circulars, administrative guidelines, self-regulatory rules of self-regulatory organizations (including the rules of stock exchanges on which securities are listed), and other similar provisions; the same meaning shall apply hereinafter.

3.	On the Closing Date, in exchange for receipt of payment in full of the amount specified in paragraph 4, the Company shall deliver to the Investor the share certificates representing all of the Treasury Shares (the “Share Certificates”) and dispose of the Treasury Shares.

4.	On the Closing Date, in exchange for the Company’s performance of the acts specified in paragraph 3, the Investor shall pay the aggregate amount payable for the Treasury Shares by bank transfer to a bank account separately designated by the Company. Any bank transfer fees shall be borne by the Investor.

5.	The Company shall duly and timely complete the procedures required under Laws and Regulations, its articles of incorporation and its internal rules for the implementation of the Treasury Share Disposition.

Article 2 (Conditions Precedent to the Treasury Share Disposition)

1.	The Investor’s performance of its obligation to pay for the Treasury Shares under the preceding Article shall be subject to the satisfaction of all of the following conditions on the Closing Date; provided, however, that the Investor may, at its discretion, waive all or any of the following conditions precedent:

(1)	The representations and warranties of the Company set forth in Article 3 shall be true and accurate in all material respects as of the Closing Date (or, where a specific time is expressly specified, as of such time).

(2)	The Company shall not have committed any material breach of any matter required to be performed or complied with by it under this Agreement on or before the Closing.

(3)	No litigation or other proceeding seeking to restrict or prohibit the Treasury Share Disposition shall be pending, and no Laws and Regulations or Judgment of any Judicial or Administrative Authority restricting or prohibiting the Treasury Share Disposition shall exist, nor shall there be any threat thereof. “Judicial or Administrative Authorities” means courts, supervisory authorities and other domestic or foreign judicial or administrative bodies, stock exchanges and other domestic or foreign self-regulatory organizations, collectively; and “Judgments” means judgments, decisions, orders, judicial settlements, licenses, permissions, approvals, circulars, administrative guidance, requests and other determinations of Judicial or Administrative Authorities, collectively; the same meanings shall apply hereinafter.

(4)	All procedures required under Laws and Regulations, the Company’s articles of incorporation and its internal rules for the Treasury Share Disposition shall have been completed.

(5)	A share transfer agreement between the Investor and Mr. Kiyotaka Ito, pursuant to which the Investor is to acquire 4,723,000 issued Company Shares held by him (the “Share Transfer Agreement”), shall have been duly and validly executed and shall remain in full force and effect without subsequent amendment, and there shall be reasonable certainty that the share transfer pursuant to the Share Transfer Agreement (the “Share Transfer”) will be consummated on the Closing Date.

(6)	A Registration Rights Agreement between the Investor and the Company (the “RRA”; this Agreement, the Share Transfer Agreement, the RRA and any other agreements entered into in connection with or incidental to the Treasury Share Disposition and the Share Transfer are collectively referred to as the “Transaction Agreements,” and the transactions contemplated by the Transaction Agreements are collectively referred to as the “Transaction”) shall have been duly and validly executed and shall remain in full force and effect without subsequent amendment.

(7)	No fact or event that has a material adverse effect on the business, operations, financial condition, results of operations, cash flows, or future earnings plans or prospects of the Company and its subsidiaries (collectively, the “Company Group”), or on the Company’s performance of this Agreement or otherwise on the consummation of the Treasury Share Disposition, shall have occurred, and there shall be no specific threat of any such fact or event occurring, regardless of whether the Investor is or could have been aware of such fact or event; provided that facts or events arising from (a) changes in general domestic or international economic, financial or market conditions, (b) changes in applicable Laws and Regulations (including changes in interpretations or guidance by Judicial or Administrative Authorities), (c) natural disasters, epidemics or other public health emergencies, or (d) changes generally affecting the industry in which the Company Group operates shall be excluded (a “Material Adverse Effect”).

(8)	In addition to the conditions set forth in the preceding items, all conditions precedent set forth in Schedule B shall have been satisfied.

2.	The Company’s performance of its obligation to dispose of the Treasury Shares under the preceding Article shall be subject to the satisfaction of all of the following conditions on the Closing Date; provided, however, that the Company may, at its discretion, waive all or any of the following conditions precedent:

(1)	The representations and warranties of the Investor set forth in Article 4 shall be true and accurate in all material respects as of the Closing Date (or, where a specific time is expressly specified, as of such time).

(2)	The Investor shall not have committed any material breach of any matter required to be performed or complied with by it under this Agreement on or before the Closing.

(3)	No litigation or other proceeding seeking to restrict or prohibit the Treasury Share Disposition shall be pending, and no Laws and Regulations or Judgment of any Judicial or Administrative Authority restricting or prohibiting the Treasury Share Disposition shall exist, nor shall there be any threat thereof.

Article 3 (Representations and Warranties of the Company)

The Company represents and warrants to the Investor that the following matters are true and accurate as of the execution of this Agreement and as of the Closing Date (or, where a time is specified, as of such specified time):

(1)	The Company is a joint-stock company duly and validly incorporated and validly existing under the laws of Japan and has the authority and power necessary to duly and validly execute this Agreement and perform its obligations hereunder.

(2)	This Agreement has been duly and validly executed by the Company and, upon its due and valid execution by the other party hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement is limited by Laws and Regulations or the principle of good faith.

(3)	The execution of this Agreement and the performance of the obligations hereunder do not violate any Laws and Regulations applicable to the Company, the Company’s articles of incorporation or internal rules, any contract or other agreement to which the Company is a party or by which it is bound, or any Judgment of any Judicial or Administrative Authority applicable to the Company.

(4)	No litigation or other proceeding seeking to restrict or prohibit the Treasury Share Disposition is pending, and no Laws and Regulations or Judgment of any Judicial or Administrative Authority restricting or prohibiting the Treasury Share Disposition exists, nor is there any threat thereof.

(5)	As of the Closing Date, all procedures required under Laws and Regulations, the Company’s articles of incorporation and its internal rules for the Treasury Share Disposition have been completed.

(6)	No petition for, or commencement of, Insolvency Proceedings has been made in respect of the Company; the Company has not suspended payments and is not unable to pay its debts, nor is there any threat of any such circumstance occurring. “Insolvency Proceedings” means bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or other similar statutory insolvency proceedings (including proceedings under foreign laws); the same meaning shall apply hereinafter.

(7)	The Company is the lawful and absolute owner of the Treasury Shares and is the sole shareholder of the Treasury Shares both as recorded in the Company’s shareholder register and beneficially. No third-party rights (including pledges, security interests or other encumbrances) have been created over the Treasury Shares. As of the Closing Date, all of the Share Certificates have been duly and validly issued, constitute the genuine and sole share certificates duly and validly representing the Treasury Shares, and are all lawfully and validly held by the Company.

(8)	The Company has obtained all material licenses, permissions and approvals, and made all registrations and notifications, required by Laws and Regulations in connection with the operation of its current business, and conducts its business in compliance with applicable Laws and Regulations and Judgments of Judicial or Administrative Authorities. In addition, the Company has duly established and amended its privacy policies, obtained necessary consents and completed other procedures for the provision of personal information or personal data to third parties in accordance with the Act on the Protection of Personal Information and other Laws and Regulations. The Company has not experienced any material leakage of personal information.

(9)	The Company has never been subject to any business suspension, revocation of a business license, permission, approval or registration, guidance, investigation, criminal penalty or other Judgment by any Judicial or Administrative Authority that would have a Material Adverse Effect on the Treasury Share Disposition. No material contract to which the Company is a party contains any non-competition obligation or other provision that materially restricts the Company’s business. In addition, consummation of the Treasury Share Disposition will not constitute a breach of the Company’s obligations under any such contract or a ground for termination or other cessation thereof (including provisions making a change in the Company’s shareholder composition a ground for termination). No capital investment agreement, shareholders’ agreement, investment agreement or other contract or arrangement entered into with any shareholder of the Company provides for any prior consent right, anti-dilution provision, veto right, director nomination right, information provision obligation or other right or obligation that could hinder the consummation of the Treasury Share Disposition, in relation to the Treasury Share Disposition or any other issuance or disposition of shares offered for subscription.

(10)	The Company has full and valid ownership, leasehold rights or rights of use in respect of the assets necessary and material for the proper conduct of its current business.

(11)	The Company owns, or has the right to lawfully use, the intellectual property rights necessary and material for the proper conduct of its current business (including patents, trademarks, copyrights and all other intellectual property rights) and, to the Company’s knowledge, does not infringe the intellectual property rights of any third party.

(12)	The Company complies with the Labor Standards Act and other applicable labor-related Laws and Regulations, collective bargaining agreements, labor-management agreements and employment contracts. No labor dispute or personnel-related dispute exists between the Company and its employees that would have a Material Adverse Effect on the Treasury Share Disposition, and the Company has duly paid its employees the wages and other amounts required to be paid under Laws and Regulations.

(13)	The Company has timely, lawfully and properly filed all tax returns required by Laws and Regulations and has paid all taxes and public charges that have become due within the applicable deadlines.

(14)	The Company Group does not constitute Anti-Social Forces or Related Persons. There are no dealings, monetary payments, provision of benefits or any other relationships or interactions, whether past or present, direct or indirect, between the Company Group and Anti-Social Forces or Related Persons (excluding the provision of services to an unspecified large number of users). “Anti-Social Forces” means organized crime group members and similar persons, and persons falling under any of the following items, collectively; and “Anti-Social Forces or Related Persons” means Anti-Social Forces and persons cooperating with Anti-Social Forces, collectively; the same meanings shall apply hereinafter.

(i)	A person having a relationship under which organized crime group members or similar persons are considered to control its management;

(ii)	A person having a relationship under which organized crime group members or similar persons are considered to be substantially involved in its management;

(iii)	A person having a relationship under which it is considered to improperly use organized crime group members or similar persons, including for the purpose of obtaining an improper benefit for itself, its company or a third party, or causing damage or other harm to a third party;

(iv)	A person having a relationship under which it is considered to be involved with organized crime group members or similar persons, including by providing funds or benefits to them;

(v)	A person who, or whose officers, employees or persons substantially involved in its management, has a socially reprehensible relationship with organized crime group members or similar persons;

(vi)	A person who, or whose officers, employees or persons substantially involved in its management, engages in any of the following acts:

(a)	Making violent demands;

(b)	Making unjust demands beyond legal responsibility;

(c)	Using threatening language or behavior, or violence, in connection with transactions;

(d)	Damaging another person’s reputation or obstructing another person’s business by spreading rumors, using fraudulent means or using force; or

(e)	Any other act similar to any of the foregoing.

(15)	The materials submitted and explanations provided by the Company in connection with the Investor’s investigation of the Company (including due diligence) are true and accurate in all material respects and do not omit any material fact necessary to avoid being misleading. There is no information that would have a Material Adverse Effect on the Company or the Treasury Share Disposition that has not been disclosed to the Investor.

(16)	In addition to the matters set forth in the preceding items, the matters set forth in Schedule B.

Article 4 (Representations and Warranties of the Investor)

The Investor represents and warrants to the Company that the following matters are true and accurate as of the execution of this Agreement and as of the Closing Date (or, where a time is specified, as of such specified time):

(1)	The Investor has the authority and power necessary to execute this Agreement and perform its obligations hereunder.

(2)	This Agreement has been duly and validly executed by the Investor and, upon its due and valid execution by the other party hereto, constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except to the extent enforcement is limited by Laws and Regulations or the principle of good faith.

(3)	The execution of this Agreement and the performance of the obligations hereunder do not violate any Laws and Regulations applicable to the Investor, the Investor’s articles of incorporation or internal rules, any contract or other agreement to which the Investor is a party or by which it is bound, or any Judgment of any Judicial or Administrative Authority applicable to the Investor.

(4)	As of the Closing Date, all procedures required under Laws and Regulations, the Investor’s articles of incorporation and its internal rules for the Treasury Share Disposition have been completed.

(5)	No petition for, or commencement of, Insolvency Proceedings has been made in respect of the Investor; the Investor has not suspended payments, is not unable to pay its debts and does not have liabilities exceeding its assets, nor is there any threat of any such circumstance occurring.

(6)	The Investor does not constitute Anti-Social Forces or Related Persons. There are no dealings, monetary payments, provision of benefits or any other relationships or interactions, whether past or present, direct or indirect, between the Investor and Anti-Social Forces or Related Persons (excluding the provision of services to an unspecified large number of users).

(7)	As of the Closing Date, the Investor has sufficient funds necessary to pay for the Treasury Share Disposition.

Article 5 (Pre-Closing Covenants)

1.	Until the Closing Date, the Company shall not issue or dispose of any shares, share acquisition rights, bonds with share acquisition rights, warrants or other securities or rights convertible into, exchangeable for, or entitling the holder to acquire shares (such securities and rights, other than shares, the “Potential Shares,” and shares and Potential Shares, collectively, the “Equity Securities”), except for the Treasury Share Disposition and any issuance of shares or disposition of treasury shares upon the exercise of share acquisition rights already outstanding as of the Execution Date.

2.	Until the Closing Date, the Company and the Investor shall duly and validly complete the procedures required under Laws and Regulations and their respective articles of incorporation and internal rules for the implementation of the Transaction.

3.	If the Company or the Investor becomes aware of a breach of any of its own representations and warranties set forth in Article 3 or Article 4, it shall immediately notify the other party thereof in writing.

4.	Until the Closing Date, the Company shall, in addition to the matters set forth in the preceding paragraphs, comply with the matters set forth in Schedule B.

Article 6 (Post-Closing Covenants)

1.	From the Closing Date onward, the Company shall not, without the Investor’s prior consent, take any action that would reduce the Investor’s Shareholding Ratio in the Company below its level immediately following the Closing (which, for the avoidance of doubt, includes consummation of the Share Transfer). “Shareholding Ratio” means the ratio of the number of Company Shares held by the Investor to the Company’s total number of issued shares (excluding treasury shares); provided that, for Potential Shares, the calculation shall be made by deeming the number of underlying shares of the Company to be the number of shares; the same meaning shall apply hereinafter. The foregoing restriction shall not apply to (a) share splits, allotments of shares without contribution or other similar recapitalizations carried out equally for all shareholders, (b) issuances of Equity Securities after providing the Investor an opportunity for preferential subscription in accordance with the following Article (including issuances of Equity Securities through offerings specified in the proviso to paragraph 1 of that Article), or (c) issuances of shares or deliveries of treasury shares upon the exercise of share acquisition rights or other Potential Shares already outstanding as of the Execution Date (including warrants issued to Kingswood Capital Partners, LLC or its designee). This paragraph shall cease to be effective when the Investor’s Shareholding Ratio falls below 10%.

2.	If the Investor sells Company Shares, the Company shall provide the cooperation necessary for such sale (including compliance with the RRA and disclosure of material non-public information (“MNPI”) under U.S. law, to the extent and at such time as the Company reasonably determines in accordance with Laws and Regulations (including U.S. securities laws) and stock exchange rules); provided, however, that the Company shall not be required, for the purpose of enabling a sale by the Investor, to disclose any information that the Company reasonably determines would be inappropriate to disclose at that time.

3.	The Company shall use the amount paid by the Investor for the Treasury Share Disposition for its business in accordance with the uses agreed with the Investor.

4.	The Company shall, in addition to the matters set forth in the preceding paragraphs, comply with the matters set forth in Schedule B.

Article 7 (Preemptive Rights)

1.	When the Company issues Equity Securities (meaning shares, share acquisition rights, bonds with share acquisition rights, warrants and other securities or rights convertible into, exchangeable for, or entitling the holder to acquire shares, but excluding share acquisition rights issued as stock options), the Investor shall have the right, but not the obligation, to subscribe preferentially for such Equity Securities on the same terms, to the extent permitted by Laws and Regulations, in a quantity proportionate to the Investor’s Shareholding Ratio in the Company immediately prior to such issuance (excluding Potential Shares). However, (i) if such Equity Securities are issued through a public offering registered under the Laws and Regulations of any jurisdiction or an offering exempt from registration under such Laws and Regulations solely because it is conducted as a public offering (including an underwritten public offering of American Depositary Shares), other than a case falling under (ii), this paragraph shall not apply, and the Company shall, to the extent permitted by Laws and Regulations and in accordance with the timetable for such offering, provide the Investor an opportunity to participate in such offering on terms no less favorable than those offered to other participants; and (ii) if such Equity Securities are issued through a public offering in Japan, this paragraph shall not apply, and the Company shall, to the extent permitted by Laws and Regulations, cause the underwriting securities firm to sell to the Investor, by way of an issuer-directed allocation satisfying the requirements of the proviso to Article 2, paragraph 2 of the “Rules Concerning Allotment of Securities to Customers in Connection with Underwriting, etc. of Public Offerings, etc. of Share Certificates, etc.,” a quantity of such Equity Securities proportionate to the Investor’s Shareholding Ratio in the Company immediately prior to such issuance (excluding Potential Shares).

2.	To provide the Investor an opportunity to exercise the right under the preceding paragraph, except where the proviso to that paragraph applies, the Company shall, when issuing Equity Securities, notify the Investor in writing of such issuance and its terms (including, without limitation, the terms and conditions, price and quantity). If the Investor exercises the right under the preceding paragraph, it shall notify the Company in writing within 20 business days after receipt of such notice. If the Investor fails to give notice within such period, it shall lose the right under the preceding paragraph in respect of the issuance or other transaction involving Equity Securities covered by the notice. The Company shall not issue the Equity Securities covered by the notice until such period has expired (or, if the Investor notifies the Company within such period that it will not exercise the right under the preceding paragraph, until the Company receives such notification).

3.	The preceding two paragraphs shall not apply to issuances of Equity Securities specified in items (a) and (c) of the proviso to paragraph 1 of the preceding Article. The rights under this Article shall expire when the Investor’s Shareholding Ratio falls below 10%.

Article 8 (Directors)

1.	The Investor may nominate one director of the Company; provided that the nominee must be reasonably satisfactory to the Company (and the Company shall not unreasonably reject the nominee). The right under this paragraph shall expire when the Investor’s Shareholding Ratio falls below 10%.

2.	If a director nominated and elected pursuant to paragraph 1 ceases to serve as a director of the Company due to expiration of term, resignation, removal, death or otherwise, the Investor may nominate a replacement director. In such case, the proviso to the preceding paragraph shall apply mutatis mutandis.

3.	The Company shall take such actions as are reasonably necessary, including submitting proposals for the relevant election or removal to a general meeting of shareholders of the Company, to ensure that directors of the Company are elected and removed in accordance with the preceding two paragraphs.

Article 9 (Observer)

1.	The Investor may appoint one observer to attend meetings of the Company’s board of directors; provided that the right under this paragraph shall expire when the Investor’s Shareholding Ratio falls below 10%. Upon request, the observer shall have the right to access the same information as directors and to speak at meetings of the board of directors, but shall have no voting rights.

2.	The Company shall dispatch notices of meetings to the observer under paragraph 1 at least five business days before the date of each meeting of the board of directors. The Company shall also provide the cooperation necessary for the observer under paragraph 1 to participate in meetings of the board of directors (including putting in place arrangements necessary for remote participation).

3.	The Investor may replace the observer under paragraph 1 at its discretion.

4.	The observer shall owe confidentiality obligations equivalent to those of the Company’s directors with respect to information obtained at, or in preparation for, meetings of the board of directors, and the Investor shall cause the observer to comply with such obligations. Where a matter involves a conflict of interest between the Investor and the Company, where necessary to preserve attorney-client privilege, or where other reasonable grounds exist, the Company may restrict the provision of information to the observer or exclude the observer from participation in deliberations on such matter.

Article 10 (Matters Requiring Prior Consent or Prior Consultation)

1.	From the Closing Date onward, before deciding on or approving any of the matters listed below (including, in the case of matters requiring a resolution of a general meeting of shareholders, submitting a proposal regarding such matter to a general meeting of shareholders), the Company shall report the details thereof to the Investor in writing and obtain the Investor’s prior written consent:

(1)	Any issuance or grant of Equity Securities, disposition or grant of treasury shares or similar securities, or other action affecting the Investor’s ownership percentage (excluding issuances, dispositions or grants of Equity Securities specified in items (a) and (c) of the proviso to Article 6, paragraph 1); and

(2)	Any action that meets, or poses a specific risk of meeting, delisting criteria, or an application for delisting.

2.	This Article shall cease to be effective when the Investor’s Shareholding Ratio falls below 10%.

Article 11 (Information Rights)

Upon a reasonable request from the Investor, the Company shall provide, to a reasonable extent, information necessary for the Investor’s management and monitoring of its investee, consolidated financial reporting and audits, compliance with Laws and Regulations and internal rules, and otherwise for the exercise of its rights and performance of its obligations as a shareholder. The Investor shall treat information provided under this Article as confidential in accordance with Article 15. Such information shall include the following:

(1)	Financial statements, trial balances and other financial and accounting information;

(2)	Business plans, budgets, KPI results and other information regarding business performance and operations;

(3)	Information regarding shareholders, capital policy, material contracts and other corporate matters;

(4)	Information necessary for the Investor’s audits, internal controls, compliance, risk management and other internal management purposes; and

(5)	Other information that the Investor reasonably considers necessary.

Article 12 (Indemnification)

The Investor and the Company shall be liable to compensate or indemnify the other party for damages, losses and expenses suffered or incurred by such other party arising out of or in connection with a breach of their respective obligations or representations and warranties under this Agreement; provided that (a) the aggregate amount of compensation or indemnification payable by each party under this Article shall not exceed the aggregate amount payable for the Treasury Shares, and (b) claims for breach of representations and warranties shall be limited to those made in writing within 18 months after the Closing Date. The limitations in (a) and (b) above shall not apply to a breach resulting from a party’s willful misconduct or gross negligence. If the Investor or the Company breaches its obligations or representations and warranties under this Agreement, the monetary remedies available to the other party shall be limited to those set forth in this Article, and no other claim for monetary compensation or indemnification may be made, regardless of whether based on non-performance of obligations, liability for non-conformity with contract, tort, a statutory claim or any other legal theory.

Article 13 (Prohibition of Assignment)

Neither the Investor nor the Company may assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that this restriction shall not apply where the Investor assigns or transfers its contractual status in connection with a transfer or succession of Company Shares to or by its subsidiary, parent company or affiliate, in which case the Company shall provide the necessary cooperation.

Article 14 (Termination)

Either party may terminate this Agreement, but only prior to the Closing, by written notice to the other party if any of the following events occurs:

(1)	A material breach of the other party’s representations and warranties;

(2)	A breach or non-compliance by the other party in respect of a material obligation under this Agreement;

(3)	It becomes certain, through no fault of the terminating party, that all or any of the conditions precedent to the performance of its obligations set forth in Article 2 will not be satisfied on the Closing Date;

(4)	A petition for the commencement of Insolvency Proceedings is filed in respect of the other party; or

(5)	The Closing has not been consummated by December 31, 2026 for a reason attributable to the other party.

Article 15 (Confidentiality)

1.	During the term of this Agreement and for three years after its termination, the Investor and the Company shall not disclose to any third party, or use for any purpose other than that contemplated by this Agreement, information disclosed by the other party in connection with the execution of this Agreement and designated as confidential, the terms of this Agreement, or the details of the transactions contemplated hereby (collectively, “Confidential Information”), except (a) where disclosure is required by Judicial or Administrative Authorities or is otherwise required under Laws and Regulations (including filings, reports or disclosures to the U.S. Securities and Exchange Commission (the “SEC”) and disclosures under stock exchange rules), (b) where disclosure is made to its own or its affiliates’ officers or employees, or to attorneys, certified public accountants, tax accountants or other professionals engaged by it who are subject to confidentiality obligations under Laws and Regulations or by contract, or (c) with the other party’s prior written consent. The following shall be excluded from Confidential Information:

(1)	Information publicly known at the time of disclosure by the other party;

(2)	Information that becomes publicly known after disclosure by the other party through no fault of the receiving party;

(3)	Information already lawfully held at the time of disclosure by the other party;

(4)	Information lawfully obtained from a third party without any confidentiality obligation; and

(5)	Information independently and lawfully obtained by the receiving party without reference to the Confidential Information.

2.	If the Investor or the Company is required to disclose Confidential Information pursuant to an obligation under Laws and Regulations or a Judgment of any Judicial or Administrative Authority, it shall immediately notify the other party and consult with it on the subsequent response; provided, however, that for disclosures made by the Company under Laws and Regulations or stock exchange rules (including filings, reports or disclosures to the SEC), it shall be sufficient to notify the Investor in advance to the extent legally permissible. Even where disclosure is unavoidable pursuant to an obligation under Laws and Regulations or a Judgment of any Judicial or Administrative Authority, the disclosing party shall indicate to the person requesting disclosure that the Confidential Information is confidential in nature. If a legal objection to the disclosure request or other relief is available, the other party shall cooperate with the party receiving such request to a reasonably practicable extent.

Article 16 (Notices)

All notices and other communications between the parties in connection with this Agreement shall be made in writing by personal delivery, mail with proof of delivery, or email to the addresses below. Notices or communications delivered personally or by mail with proof of delivery shall be deemed received on the date they reach the respective addressee, and those sent by email shall be deemed received on the date the email is sent; provided that if such date is not a business day, receipt shall be deemed to occur on the immediately following business day.

Details

(Investor)

Address: 1-8-1 Mihama, Urayasu City, Chiba Prefecture, Japan

Addressee: Oriental Land Innovations Co., Ltd.

Email: [*]

(Company)

Address: Ebisu Garden Place Tower Floor 20, 4-20-3 Ebisu, Shibuya-ku, Tokyo, Japan

Addressee: LEIFRAS Co., Ltd.

Email: [*]

Article 17 (Entire Agreement)

This Agreement constitutes the entire agreement between the parties with respect to the matters provided for herein, and all agreements and arrangements, whether written or oral, entered into between the parties with respect to such matters prior to the execution of this Agreement shall cease to be effective as of the Execution Date.

Article 18 (Expenses)

Except as otherwise provided in this Agreement, each party shall bear the expenses incurred by it in connection with the negotiation, preparation, execution and implementation of this Agreement (including, without limitation, investigation expenses, attorneys’ fees and accountants’ fees; the same meaning shall apply hereinafter).

Article 19 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 20 (Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over all disputes relating to this Agreement.

Article 21 (Consultation)

Any matter not provided for in this Agreement, or any question regarding the interpretation of this Agreement, shall be resolved through consultation between the Investor and the Company in a spirit of mutual accommodation and cooperation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been prepared in electronic form, the Investor and the Company have taken electronic measures evidencing their agreement hereto, and each shall retain the electronic record thereof.

November 5, 2026

Investor: 1-8-1 Mihama, Urayasu City, Chiba Prefecture, Japan

Oriental Land Innovations Co., Ltd.

Maki Asahata, Representative Director and President

November 5, 2026

Company: 4-20-3 Ebisu, Shibuya-ku, Tokyo, Japan

Ebisu Garden Place Tower Floor 20

LEIFRAS Co., Ltd.

Kiyotaka Ito, Representative Director and CEO

Schedule A

Terms of the Offering

1.	Class and number of treasury shares to be disposed of: 400,041 ordinary shares

2.	Amount payable: JPY345 per share (JPY138,014,145 in total)

3.	Payment date: November 27, 2026

4.	Method of allotment: The shares shall be allotted to the following person as follows:

Oriental Land Innovations Co., Ltd. — 400,041 shares

5.	Bank handling payment: [*]

Account type: [*]

Account number: [*]

Account name: LEIFRAS Co., Ltd.

Sch. A-1

Schedule B

U.S. Securities Law Addendum

This U.S. Securities Law Addendum (the “Addendum”) forms part of, and is incorporated by reference into, the Investment Agreement (tōshi keiyakusho) (the “Base Agreement” and, the Base Agreement, as supplemented by this Addendum, the “Purchase Agreement”) between Oriental Land Innovations Co., Ltd. (the “Purchaser”) and LEIFRAS Co., Ltd. (the “Company”), to which this Addendum is attached.

For clarity, the provisions below are in addition to, and do not supersede, the provisions included in the Base Agreement except to the extent expressly provided herein. In the event of any conflict between this Addendum and the Base Agreement with respect to U.S. federal or state securities law matters, this Addendum shall control. Notwithstanding the foregoing, Articles 12 (Indemnification), 13 (Prohibition on Assignment) and 15 (Confidentiality) of the Base Agreement shall apply to this Addendum, and nothing in this Addendum shall be construed to expand or override the limitations and obligations set forth therein. Without limiting the generality of the foregoing, any amount payable by the Company under this Addendum (including, without limitation, under Sections 4.a.iv and 4.b.ii) shall be subject to the aggregate cap, claim period and exclusive remedy provisions set forth in Article 12 of the Base Agreement.

Unless stated otherwise, section references in this Addendum refer to specific sections in this Addendum and not to sections in the Base Agreement.

1.	Definitions: In addition to the terms defined elsewhere in this Addendum, the following terms have the meanings set forth in this Section 1:

“Additional Covered Securities” means any Common Stock acquired by the Purchaser pursuant to the exercise of any preemptive, participation or similar rights granted under the Base Agreement. As the context requires, Additional Covered Securities shall include ADRs evidencing such Common Stock and ADSs representing such Common Stock.

“ADRs” means American Depositary Receipts evidencing the Common Stock.

“ADSs” means the American Depositary Shares representing the Common Stock.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” means this Purchase Agreement.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Tokyo, Japan are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non- essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the applicable city are generally open for use by customers on such day.

“Closing” means the closing of the purchase and sale of the Company Securities between the Company and the Purchaser pursuant to Article 1, Paragraph 2 of the Base Agreement.

Sch. B-1

“Closing Date” has the meaning assigned to it (i.e., to the term クロージング日 (kurojingubi)) in Article 1, Paragraph 1 of the Base Agreement.

“Common Stock” means the ordinary shares (futsukabushiki) of the Company, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock (including ADSs), including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (including ADSs).

“Company Counsel” means Hunter Taubman Fischer & Li LLC, with offices located at 950 Third Avenue, 19th Floor, New York, NY 10022.

“Company Purchase Amount” means the aggregate amount to be paid by the Purchaser to the Company for the Company Securities pursuant to Article 1, Paragraph 4 of the Base Agreement.

“Company Securities” means the Common Stock to be purchased by the Purchaser from the Company pursuant to Article 1, Paragraph 1 of the Base Agreement. As the context requires, Company Securities shall include ADRs evidencing such Common Stock and ADSs representing such Common Stock.

“Depositary” means Bank of New York Mellon and any successor depositary of the Company.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.a.xvi.

“Effective Date” means the earliest of: (a) the date on which the initial Registration Statement registering for resale all Securities has been declared effective by the SEC, (b) the date on which all of the Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) the date following the one year anniversary of the Closing Date, provided that no holder of the Securities is an Affiliate of the Company, and (d) the date on which all of the Securities may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to the holders thereof a standing written unqualified opinion that resales may then be made by such holders of the Securities pursuant to such exemption, which opinion shall be in form and substance reasonably acceptable to such holders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.a.i.

“Issuer Covered Person” shall have the meaning ascribed to such term in Section 3.a.xvi.

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.a.iii.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

Sch. B-2

“Permitted Information” means information relating to the Company provided by the Company to the Purchaser after the Closing Date pursuant to (i) any board designation rights or observer rights of the Purchaser or (ii) contractual information rights of the Purchaser; provided that, in the case of clause (i), such information is provided generally to the Company’s board of directors, and, in the case of clause (ii), such information is provided in accordance with the applicable contract between the Purchaser and the Company setting forth such information rights.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.b.ii.

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.b.ii.

“Purchase Amount” means the aggregate purchase price paid or payable by the Purchaser for the Securities pursuant to the Transaction Documents.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, between the Company and the Purchaser.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchaser of the Securities.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.a.i.

“Secondary Purchase Agreement” means the separate purchase agreement, dated as of the date hereof, between Mr. Kiyotaka Ito and the Purchaser, including the U.S. Securities Law Addendum attached thereto.

“Secondary Securities” has the meaning ascribed to such term in the Secondary Purchase Agreement.

“Securities” means collectively, (a) the Company Securities and (b) the Common Stock purchased or to be purchased by the Purchaser from Mr. Kiyotaka Ito or an asset management company controlled by him (including K2MY Co., Ltd.) pursuant to the Secondary Purchase Agreement. As the context requires, Securities shall include ADRs evidencing such Common Stock and ADSs representing such Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholder” has the meaning ascribed to such term in the Secondary Purchase Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Standard Settlement Period” shall have the meaning ascribed to such term in Section 4.a.iii.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the ADSs are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Purchase Agreement, the Registration Rights Agreement, the Secondary Purchase Agreement, all exhibits and schedules thereto and hereto, and any other documents or agreements executed in connection with the transactions contemplated hereunder or thereunder.

Sch. B-3

“VWAP” means, for any date, and with respect to the Common Stock or the ADSs, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (or, if such information is not available from Bloomberg L.P., an equivalent source) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB Venture Market (“OTCQB”) or OTCQX Best Market (“OTCQX”) is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported on the Pink Open Market (“Pink Market”) operated by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.	Conditions to Closing. The obligations of the Purchaser hereunder in connection with the Closing are subject to the following condition being met:

a.	From the date hereof to the Closing Date, trading in the Common Stock or ADSs shall not have been suspended by the SEC or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

3.	Representations and Warranties

a.	Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser which representations shall be true and correct as of the date hereof and as of the Closing Date:

i.	SEC Reports; Financial Statements: During the two (2) years prior to the date hereof (or such shorter period as the Company was required by law or regulation to file such material), the Company has timely filed all reports, schedules, forms, statements, and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received or obtained a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Sch. B-4

ii.	Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Purchase Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

iii.	Sarbanes-Oxley Act: To the extent applicable to the Company and its directors and officers, there is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith.

iv.	Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.b, no registration under the Securities Act is required for the offer and sale of the Company Securities by the Company to the Purchaser as contemplated by the Transaction Documents. The sale of the Company Securities on the terms set forth in the Purchase Agreement does not and will not contravene the rules and regulations of the Trading Market.

v.	Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Company Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

vi.	Registration Rights. Other than (i) to the Purchaser pursuant to the Registration Rights Agreement and (ii) to Kingswood Capital Partners, LLC and/or its designees pursuant to the representative’s warrant issued to Kingswood Capital Partners, LLC in connection with the Company’s initial public offering, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

vii.	Listing and Maintenance Requirements; Depositary. The ADSs are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating or suspending the registration of the ADSs under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating or suspending such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the ADSs are or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The ADSs are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with that certain Deposit Agreement, dated on or around September 29, 2025, by and among the Company, the Depositary and the other parties thereto.

Sch. B-5

viii.	Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company’s organizational documents or the laws of its jurisdiction of incorporation that is or could become applicable to the Purchaser as a result of the Company’s transfer of the Company Securities, the Selling Shareholder’s sale and transfer of the Secondary Securities and the Purchaser’s purchase and ownership of the Securities.

ix.	Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated under the Transaction Documents is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated under the Transaction Documents other than those specifically set forth in Article 4 of the Base Agreement and Section 3.b of this Addendum.

x.	No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.b of this Addendum, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

xi.	No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Company Securities by any form of general solicitation or general advertising. The Company has offered the Company Securities for sale only to the Purchaser as an “accredited investor” within the meaning of Rule 501 under the Securities Act.

xii.	Accountants. The Company’s accounting firm is set forth in the SEC Reports and such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2026.

Sch. B-6

xiii.	Certain Transaction and Confidentiality. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that (i) the Purchaser has not been asked by the Company to agree, nor has the Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by the Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) the Purchaser, and counter-parties in “derivative” transactions to which the Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock (including the ADSs), and (iv) the Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that (y) the Purchaser may engage in hedging activities at various times during the period that the Securities are outstanding, and (z) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

xiv.	Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

xv.	Form F-3 Eligibility. The Company is eligible to register the resale of the Securities for resale by the Purchaser on Form F-3 promulgated under the Securities Act.

xvi.	No Disqualification Events. With respect to any Company Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, nor to the knowledge of the Company, any of the Company’s predecessors, affiliated issuers, directors, executive officers, other officers of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchaser a copy of any disclosures provided thereunder.

xvii.	Other Covered Persons. The Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

xviii.	No Brokers. The Company has not engaged any broker, finder or other Person entitled to compensation in connection with the sale of the Company Securities for which the Purchaser or the Company could become liable.

Sch. B-7

b.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows (unless a representation or warranty is expressly made as of a specific date, in which case it shall be accurate as of such date):

i.	Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws).

ii.	Affiliate Status. The Purchaser acknowledges that, as a result of the transactions contemplated by the Transaction Documents, the Purchaser may be deemed an affiliate of the Company for purposes of Rule 144 under the Securities Act and, as a result, resales of Securities or Additional Covered Securities by the Purchaser pursuant to Rule 144 may be subject to volume and manner-of-sale restrictions and other requirements applicable to affiliates.

iii.	Purchaser Status. At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act.

iv.	General Solicitation. The Purchaser is not, to the Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Purchaser, any other general solicitation or general advertisement.

v.	Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to the Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

Sch. B-8

4.	Other Agreements of the Parties

a.	Transfer Restrictions. The Company acknowledges that the provisions of this Section 4.a apply to all Securities.

i.	The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Purchaser or in connection with a pledge as contemplated in Section 4.a.ii, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of the Purchaser under this Agreement and the Registration Rights Agreement.

ii.	The Purchaser agrees to the imprinting, so long as is required by this Section 4.a.ii, of a legend on any of the Securities or book-entry statements representing the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company or the Selling Shareholder and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders.

Sch. B-9

iii.	Certificates or book-entry statements evidencing the Securities (including any related ADSs or ADRs) shall not contain any legend (including the legend set forth in Section 4.a.ii hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 in a transaction after which the Securities are no longer restricted securities, (iii) if such Securities are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Securities and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Depositary or the Purchaser promptly after the Effective Date if required by the Depositary to effect the removal of the legend hereunder, or if requested by the Purchaser, respectively. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.a.iii, it will, no later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the later of (x) the delivery by the Purchaser to the Company or the Depositary of a certificate or book-entry statement representing Securities, as the case may be, issued with a restrictive legend and (y) if the Securities are ADSs, the Purchaser’s delivery to the Depositary of such documents and information (including, without limitation, any broker representation letter) as the Depositary may reasonably require in connection with the removal of the legend and delivery of unlegended Securities (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Purchaser a certificate or book-entry statement representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Depositary that enlarge the restrictions on transfer set forth in this Section 4.a.iii. Certificates or book-entry statements for Securities subject to legend removal hereunder shall be transmitted by the Depositary to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock (including ADSs) as in effect on the date of delivery of a certificate or book-entry statement representing Securities, as the case may be, issued with a restrictive legend.

iv.	In addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Securities (based on the VWAP of the Common Stock on the date such Securities are submitted to the Depositary) delivered for removal of the restrictive legend and subject to Section 4.a.iii, $10 per Trading Day (increasing to $20 per Trading Day three (3) Trading Days after the Legend Removal Date) for each Trading Day after the Legend Removal Date until such certificate or book-entry statement is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Purchaser by the Legend Removal Date a certificate or book-entry statement representing the Securities so delivered to the Company by the Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Purchaser purchases (in an open market transaction or otherwise) ADSs to deliver in satisfaction of a sale by the Purchaser of all or any portion of the number of ADSs, or a sale of a number of ADSs equal to all or any portion of the number of ADSs that the Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the ADSs so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Securities that the Company was required to deliver to the Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the ADSs on any Trading Day during the period commencing on the date of the delivery by the Purchaser to the Company of the Securities and ending on the date of such delivery and payment under this clause (ii).

Sch. B-10

v.	The Purchaser agrees with the Company that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.a.iii is predicated upon the Company’s reliance upon this understanding.

b.	Furnishing of Information; Public Information.

i.	Until the time that the Purchaser owns no Securities, the Company covenants to maintain the registration of the ADSs representing the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

ii.	At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the Purchase Amount on the day of a Public Information Failure and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchaser to transfer the Securities pursuant to Rule 144. The payments to which the Purchaser shall be entitled pursuant to this Section 4.b.ii are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full, or, if lower, the highest rate permitted by applicable law. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Public Information Failure, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

c.	Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

Sch. B-11

d.	Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 6-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, provided, however, in no event shall the Company file the required Current Report on Form 6-K later than four (4) Business Days after the Closing Date. From and after the filing of such Form 6-K, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents. In addition, effective upon the filing of such Form 6-K, the Company acknowledges and agrees that except for the obligations under Article 15 of the Base Agreement, any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and the Purchaser or any of their Affiliates on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. Notwithstanding the foregoing, nothing in this Section 4.d shall limit or affect any confidentiality obligations or trading restrictions arising from the Purchaser’s receipt of Permitted Information.

The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company, nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication and a reasonable opportunity (to the extent possible) to consult in respect thereof. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with the Purchaser regarding such disclosure.

e.	Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser.

Sch. B-12

f.	Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.d, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Purchaser shall have consented in writing to the receipt of such information and agreed in writing with the Company to keep such information confidential; provided, however, that the foregoing shall not apply to Permitted Information provided to the Purchaser. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. Except with respect to Permitted Information, to the extent that the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to the Purchaser without the Purchaser’s consent, the Company hereby covenants and agrees that the Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, Affiliates or agents, not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, other than Permitted Information, the Company shall simultaneously with the delivery of such notice file such notice with the SEC pursuant to a Current Report on Form 6-K. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

At any time after the Closing Date, if the Purchaser notifies the Company that it desires to sell any Securities and is unable to do so due to the Purchaser’s possession of Permitted Information that constitutes material non-public information, the Company shall use reasonable best efforts to publicly disclose such information, or otherwise cause such information to cease to constitute material non-public information, as promptly as reasonably practicable; provided, however, that the Company shall not be required to make any such disclosure if the Company determines in good faith that such disclosure would be premature or otherwise detrimental to the Company’s legitimate business interests (including where such disclosure could be incomplete or misleading).

g.	Use of Proceeds. The Company shall use the net proceeds from the sale of the Company Securities hereunder for working capital and general corporate purposes, provided that the Company shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of regulations under the Foreign Corrupt Practices Act of 1977, as amended or the Office of Foreign Assets Control of the U.S. Treasury Department.

h.	Company Cooperation for Issuance of ADSs. The Company hereby agrees to use reasonable best efforts to facilitate the Purchaser’s deposit with the Depositary’s custodian of the Common Stock constituting the Securities, against the issuance of ADSs representing such Common Stock to the Purchaser by the Depositary, including without limitation the Company promptly providing information and preparing, executing and delivering any instruments or other documents requested by the Depositary to effect such issuance.

Sch. B-13

i.	Listing of ADSs. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the ADSs on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall apply to list or quote all of the Securities (as represented by ADSs) on such Trading Market and promptly secure the listing of all of the Securities (as represented by ADSs) on such Trading Market. The Company further agrees, if the Company applies to have the ADSs traded on any other Trading Market, it will then include in such application all of the Securities (as represented by ADSs), and will take such other action as is necessary to cause all of the Securities (as represented by ADSs) to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its ADSs on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the rules of the Trading Market. The Company agrees to maintain the eligibility of the ADSs for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

j.	Certain Transactions and Confidentiality. The Purchaser covenants to the Company that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 6-K as described in Section 4.d. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the Form 6-K as described in Section 4.d, the Purchaser will maintain the confidentiality of the existence and terms of this transaction (other than as disclosed to its legal and other representatives). Notwithstanding the foregoing and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Purchaser makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 6-K as described in Section 4.d, (ii) the Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 6-K as described in Section 4.d and (iii) except for the obligations under Article 15 of the Base Agreement, the Purchaser shall not have any duty of confidentiality or duty not to trade in the securities of the Company to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents after the issuance of the Form 6-K as described in Section 4.d.

k.	Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Company Securities if required under Regulation D and to provide a copy thereof, promptly upon request of the Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

5.	Additional Covered Securities. References to “Securities” and “Company Securities” in Sections 4.h, 4.i and 4.k, as applicable, shall be deemed to include Additional Covered Securities, mutatis mutandis. In addition, to the extent that any Additional Covered Securities constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or are held by the Purchaser as an affiliate of the Company for purposes of Rule 144 under the Securities Act, references to “Securities” in Section 4.a shall be deemed to include such Additional Covered Securities, mutatis mutandis.

Sch. B-14

6.	Survival. Notwithstanding the termination of this Agreement or the Registration Rights Agreement, the provisions of this Addendum which by their nature are intended to survive such termination, including, without limitation, the representations and warranties of the parties and any accrued payment rights or obligations of any party, shall survive such termination and remain in full force and effect in accordance with their terms.

7.	Successors and Assigns. Subject to Article 13 of the Base Agreement, the Purchaser may assign any or all of its rights under this Purchase Agreement to any of its subsidiaries, parent companies or affiliates to whom the Purchaser assigns or transfers any Securities or Additional Covered Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities or Additional Covered Securities, as applicable, by the provisions of the Transaction Documents that apply to the “Purchaser” (other than in respect of a transfer pursuant to an effective registration statement).

Sch. B-15